ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$120.7	$118.4
Restricted cash and cash equivalents	3.8	4.7
Accounts receivable, net of allowances for doubtful accounts of $2.5 and $2.6 at March 31, 2012 and December 31, 2011, respectively	42.4	35.7
Prepaid costs and other current assets	18.9	14.2

Total current assets	185.8	173.0
Property and equipment, net of accumulated depreciation and amortization of $371.5 and $353.9 at March 31, 2012 and December 31, 2011, respectively	635.6	611.5
Deferred tax assets	99.2	110.7
Other assets	15.1	15.8

Total assets	$935.7	$911.0

LIABILITIES:
Current liabilities:
Accounts payable	$9.5	$10.7
Accrued expenses	78.8	76.8
Deferred revenue—current portion	29.0	30.0

Total current liabilities	117.3	117.5

Note payable	55.0	55.0
Deferred revenue	78.0	79.3
Other long-term liabilities	11.7	11.3

Total liabilities	262.0	263.1

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, 9,500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Junior preferred stock, 500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Common stock, 200,000,000 shares authorized, $0.01 par value, 26,939,102 issued and 26,266,494 outstanding at March 31, 2012 and 26,914,108 issued and 26,255,173 outstanding at December 31, 2011	0.3	0.3
Additional paid-in capital	364.5	357.7
Treasury stock at cost, 672,608 and 658,935 shares at March 31, 2012 and December 31, 2011, respectively	(25.9)	(25.0)
Accumulated other comprehensive loss	(8.1)	(9.6)
Retained earnings	342.9	324.5

Total shareholders’ equity	673.7	647.9

Total liabilities and shareholders’ equity	$935.7	$911.0

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$127.7	$114.4
Costs of revenue (excluding depreciation and amortization, shown separately below, and including provisions for impairment of $0.1 for the three months ended March 31, 2012)	43.9	40.2
Selling, general and administrative expenses	32.0	29.8
Depreciation and amortization	20.7	18.3

Operating income	31.1	26.1

Other income (expense):
Interest expense	(1.1)	(1.2)
Other income (expense), net	0.8	(0.7)

Income before income taxes	30.8	24.2
Provision for income taxes	12.4	9.7

Net income	$18.4	$14.5

Income per share, basic:
Basic net income per share	$0.70	$0.56

Weighted average number of common shares	26,259,337	25,803,904

Income per share, diluted:
Diluted net income per share	$0.68	$0.54

Weighted average number of common shares	27,106,731	26,772,811

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net income	$18.4	$14.5
Foreign currency translation adjustments	1.5	0.6
Change in fair value of interest rate swap contracts upon settlement	—	0.6

Comprehensive income	$19.9	$15.7

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in millions, except share information)

(Unaudited)

	Common Stock		Treasury Stock		Other Shareholders’ Equity
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholders’ Equity
Balance at January 1, 2012	26,914,108	$0.3	658,935	$(25.0)	$357.7	$(9.6)	$324.5	$647.9
Issuance of common stock from vested restricted stock	17,219	—	—	—	—	—	—	—
Issuance of common stock from exercise of options to purchase shares of common stock	7,775	—	—	—	0.1	—	—	0.1
Purchase of treasury stock	—	—	1,973	(0.1)	—	—	—	(0.1)
Foreign currency translation adjustments	—	—	—	—	—	1.5	—	1.5
Amortization of stock-based compensation expense for restricted stock units	—	—	—	—	6.7	—	—	6.7
Purchase of common stock pursuant to the Repurchase Program	—	—	11,700	(0.8)	—	—	—	(0.8)
Net income	—	—	—	—	—	—	18.4	18.4

Balance at March 31, 2012	26,939,102	$0.3	672,608	$(25.9)	$364.5	$(8.1)	$342.9	$673.7

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows provided by operating activities:
Net income	$18.4	$14.5
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	20.7	18.3
Provisions for impairment	0.1	—
Non-cash stock-based compensation expense for restricted stock units	6.7	7.0
Non-cash stock-based compensation expense for employee stock purchase plan	—	0.1
Provision for bad debts	0.4	0.1
Change in deferred tax assets	11.9	9.5
Changes in operating working capital:
Accounts receivable	(6.9)	(3.9)
Prepaid costs and other current assets	(1.2)	2.7
Other assets	0.7	1.8
Accounts payable	1.0	(1.8)
Accrued expenses	(5.8)	(2.2)
Deferred revenue	(2.6)	(5.5)
Other long-term liabilities	0.6	0.7

Net cash provided by operating activities	44.0	41.3

Cash flows used in investing activities:
Proceeds from sales of property and equipment	0.2	—
Purchases of property and equipment	(41.2)	(31.1)

Net cash used in investing activities	(41.0)	(31.1)

Cash flows used in financing activities:
Proceeds from exercise of options to purchase shares of common stock	0.1	0.1
Change in restricted cash and cash equivalents	0.9	(1.0)
Purchase of treasury stock	(0.9)	(0.3)
Principal payment—capital lease obligation	(0.2)	(0.2)
Proceeds from borrowing under $250 Million Secured Revolving Credit Facility, net of certain debt issuance costs	—	50.0
Debt issuance costs	—	(0.5)
Principal payment—note payable	—	(49.7)

Net cash used in financing activities	(0.1)	(1.6)

Effect of exchange rates on cash	(0.6)	0.4

Net increase in cash and cash equivalents	2.3	9.0
Cash and cash equivalents, beginning of period	118.4	61.6

Cash and cash equivalents, end of period	$120.7	$70.6

Supplemental cash flow information:
Cash paid for interest	$0.6	$0.6

Cash paid for income taxes	$1.3	$1.1

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 1: BACKGROUND AND ORGANIZATION

AboveNet, Inc. (which together with its subsidiaries is sometimes hereinafter referred to as the “Company,” “AboveNet,” “we,” “us,” “our” or “our Company”) is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure and co-location services to communications carriers and corporate and government customers, principally in the United States (“U.S.”) and Europe.

NOTE 2: BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Stock Split

On August 3, 2009, the Board of Directors of the Company authorized a two-for-one split of the Company’s common stock, par value $0.01 per share (the “Common Stock”), effected in the form of a 100% stock dividend, which was distributed on September 3, 2009. Each shareholder of record on August 20, 2009 received one additional share of Common Stock for each share of Common Stock held on that date. All share and per share information for prior periods, including warrants, options to purchase Common Stock, restricted stock units, warrant and option exercise prices, shares reserved under the Company’s 2003 Incentive Stock Option and Stock Unit Grant Plan (the “2003 Plan”) and the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), weighted average fair value of options granted, Common Stock and additional paid-in capital accounts on the consolidated balance sheets and consolidated statement of shareholders’ equity, have been retroactively adjusted, where applicable, to reflect the two-for-one stock split.

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). These consolidated financial statements include the accounts of the Company, as applicable. They do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the disclosure of contingent assets and liabilities in the consolidated financial statements and the accompanying notes and the reported amounts of revenue and expenses during the periods presented. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations. Actual amounts and results could differ from such estimates due to subsequent events which could have a material effect on the Company’s financial statements covering future periods.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. Consolidation is generally required for investments of more than 50% of the outstanding voting stock of an investee, except when control is not held by the majority owner. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company follows SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” (now known as FASB ASC 605-10), as amended by SEC SAB No. 104, “Revenue Recognition,” (also now known as FASB ASC 605-10).

Revenue derived from leasing fiber optic telecommunications infrastructure and the provision of telecommunications and co-location services is recognized as services are provided. Non-refundable payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets and are subsequently amortized into income over the fixed contract term.

Prior to October 1, 2009, the Company generally amortized revenue related to installation services on a straight-line basis over the contracted customer relationship (two to twenty years). In the fourth quarter of 2009, the Company completed a study of its historic customer relationship period. As a result, commencing October 1, 2009, the Company began amortizing revenue related to installation services on a straight-line basis generally over the estimated customer relationship period (generally ranging from three to twenty years).

Contract termination revenue is recognized when a customer discontinues service prior to the end of the contract period for which the Company had previously received consideration and for which revenue recognition was deferred. Contract termination revenue is also recognized when customers have made early termination payments to the Company to settle contractually committed purchase amounts that the customer no longer expects to meet or when the Company renegotiates or discontinues a contract with a customer and as a result is no longer obligated to provide services for consideration previously received and for which revenue recognition has been deferred. Additionally, the Company includes receipts of bankruptcy claim settlements from former customers as contract termination revenue when received. Contract termination revenue amounted to $0.7 and $2.1 in the three months ended March 31, 2012 and 2011, respectively.

Non-Monetary Transactions

The Company may exchange capacity with other capacity or service providers. In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29,” (“SFAS No. 153”), (now known as FASB ASC 845-10). SFAS No. 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” (“APB No. 29”) (also now known as FASB ASC 845-10) to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS No. 153 on July 1, 2005 did not have a material effect on the consolidated financial position or results of operations of the Company. Prior to the Company’s adoption of SFAS No. 153, nonmonetary transactions were accounted for in accordance with APB No. 29, where an exchange for similar capacity is recorded at a historical

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

carryover basis and dissimilar capacity is accounted for at fair market value with recognition of any gain or loss. There were no gains or losses from nonmonetary transactions for each of the three months ended March 31, 2012 and 2011.

Operating Leases

The Company leases office and equipment space, and maintains equipment rentals, right-of-way contracts, building access fees and network capacity under various non-cancelable operating leases. The lease agreements, which expire at various dates through 2030, are subject, in many cases, to renewal options and provide for the payment of taxes, utilities and maintenance. Certain lease agreements contain escalation clauses over the term of the lease related to scheduled rent increases resulting from the pass through of increases in operating costs, property taxes and the effect on costs from changes in consumer price indices. In accordance with SFAS No. 13, “Accounting for Leases,” (now known as FASB ASC 840), the Company recognizes rent expense on a straight-line basis and records a liability representing the difference between straight-line rent expense and the amount payable as an increase or decrease to a deferred liability. Any leasehold improvements related to operating leases are amortized over the lesser of their economic lives or the remaining lease term. Rent-free periods and other incentives granted under certain leases are recorded as reductions to rent expense on a straight-line basis over the related lease terms.

Cash and Cash Equivalents and Restricted Cash and Cash Equivalents

For the purposes of the consolidated statements of cash flows, the Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value. Restricted cash and cash equivalents are comprised of amounts that secure outstanding letters of credit issued in favor of various third parties.

Accounts Receivable, Allowance for Doubtful Accounts and Sales Credits

Accounts receivable are customer obligations for services sold to such customers under normal trade terms. The Company’s customers are primarily communications carriers, and corporate enterprise and government customers, located primarily in the U.S. and the United Kingdom (“U.K.”). The Company performs periodic credit evaluations of its customers’ financial condition. The Company provides allowances for doubtful accounts and sales credits. Provisions for doubtful accounts are recorded in selling, general and administrative expenses, while allowances for sales credits are recorded as reductions of revenue. The adequacy of the reserves is evaluated utilizing several factors including length of time a receivable is past due, changes in the customer’s creditworthiness, customer’s payment history, the length of the customer’s relationship with the Company, current industry trends and the current economic climate.

Property and Equipment

Property and equipment owned at September 8, 2003, the effective date (the “Effective Date”) of the amended bankruptcy plan of reorganization of Metromedia Fiber Network, Inc. and substantially all of its domestic subsidiaries (the “Plan of Reorganization”), are stated at their estimated fair values as of the Effective Date based on the Company’s reorganization value, net of accumulated depreciation and amortization incurred since the Effective Date. Purchases of property and equipment subsequent to the Effective Date are stated at cost, net of depreciation and amortization. Major improvements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to a capital project’s completion are reflected as construction in progress and are part of network infrastructure assets, as described below and included in

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

property and equipment on the respective balance sheets. At March 31, 2012 and December 31, 2011, the Company had $54.0 and $57.8, respectively, of construction in progress. Certain internal direct labor costs of constructing or installing property and equipment are capitalized. Capitalized direct labor is determined based upon a core group of project managers, field engineers, network infrastructure engineers and equipment engineers. Capitalized direct labor is based upon time spent on capitalized projects and consists of salary, plus certain related benefits. These individuals’ capitalized labor costs are directly associated with the construction and installation of network infrastructure and equipment and customer installations. The salaries and related benefits of non-engineers and supporting staff that are part of the operations and engineering departments are not considered part of the pool subject to capitalization. Capitalized direct labor amounted to $2.7 and $2.5 for the three months ended March 31, 2012 and 2011, respectively. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements, which are amortized over the lesser of the estimated useful life of the improvement or the term of the lease.

Estimated useful lives of the Company’s property and equipment are as follows:

Network infrastructure assets and storage huts (except for risers and certain project installation costs, which are 5 years)	20 years
HVAC and power equipment	12 to 20 years
Transmission and IP equipment	5 to 7 years
Furniture, fixtures and equipment	4 to 7 years
Software and computer equipment	3 to 5 years
Leasehold improvements	Lesser of the estimated useful life of the improvement or the term of the lease

When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation is removed from the accounts, and resulting gains or losses are reflected in net income.

From time to time, the Company is required to replace or re-route existing fiber due to structural changes such as construction and highway expansions, which is defined as “relocation.” In such instances, the Company fully depreciates the remaining carrying value of network infrastructure removed or rendered unusable and capitalizes the costs of the new fiber and associated construction placed into service. In certain circumstances, the local municipality or agency is responsible for some or all of such amounts. The Company records its share of relocation costs in property and equipment and records the third party portion of such costs as accounts receivable. The Company capitalized relocation costs amounting to $0.3 and $0.5 for the three months ended March 31, 2012 and 2011, respectively. The Company fully depreciated the remaining carrying value of the network infrastructure rendered unusable, which on an original cost basis, totaled $0.05 and $0.09 ($0.02 and $0.04 on a net book value basis) for the three months ended March 31, 2012 and 2011, respectively. To the extent that relocation is temporary in nature, or requires only the movement of existing network infrastructure to another location or construction for an insignificant portion of the entire segment, the related costs are included in the Company’s results of operations.

In accordance with SFAS No. 34, “Capitalization of Interest Cost,” (now known as FASB ASC 835-20), interest on certain construction projects would be capitalized. Such amounts were considered immaterial, and accordingly, no such amounts were capitalized during each of the three months ended March 31, 2012 and 2011.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (now known as FASB ASC 360-10-35), the Company periodically evaluates the recoverability of its long-lived assets and evaluates such assets for impairment whenever events or circumstances indicate that the carrying

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such assets. The Company considers various factors to determine if an impairment test is necessary. The factors include: consideration of the overall economic climate, technological advances with respect to equipment, Company strategy, capital planning and certain operational issues. Since June 30, 2006, no event has occurred nor has the business environment changed to trigger an impairment test for assets in revenue service and operations. The Company also considers the removal of assets from the network as a triggering event for performing an impairment test. Once an item is removed from service, unless it is to be redeployed, it may have little or no future cash flows related to it. The Company performs annual physical counts of such assets that are not in revenue service or operations (e.g., inventory, primarily spare parts) at or around September 30 of each year. With the assistance of a valuation report of the assets in inventory, prepared by an independent third party on a basis consistent with SFAS No. 157, “Fair Value Measurements,” (now known as FASB ASC 820-10), and pursuant to FASB ASC 360-10-35, the Company determined that the fair value of certain of these assets was less than the carrying value and accordingly, recorded a provision for impairment totaling $1.2 for the year ended December 31, 2011. The Company provided allowances for impairment of $0.1 in the three months ended March 31, 2012. There were no provisions for impairment recorded in the three months ended March 31, 2011.

Treasury Stock

Treasury stock is accounted for under the cost method.

Asset Retirement Obligations

In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” (now known as FASB ASC 410-20), the Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company has asset retirement obligations related to the de-commissioning and removal of equipment, restoration of leased facilities and the removal of certain fiber and conduit systems. Considerable management judgment is required in estimating these obligations. Important assumptions include estimates of asset retirement costs, the timing of future asset retirement activities and the likelihood of contractual asset retirement provisions being enforced. Changes in these assumptions based on future information could result in adjustments to these estimated liabilities.

Asset retirement obligations, generally recorded as “Other long-term liabilities,” are capitalized as part of the carrying amount of the related long-lived assets included in property and equipment, net, and are depreciated over the life of the associated asset. Asset retirement obligations aggregated $8.2 and $8.1 at March 31, 2012 and December 31, 2011, respectively, of which $4.3 and $4.5, respectively, was included in “Accrued expenses,” at such dates, and $3.9 and $3.6, respectively, was included in “Other long-term liabilities,” at such dates. Accretion expense, which is included in “Interest expense,” amounted to $0.14 and $0.07 for the three months ended March 31, 2012 and 2011, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” (now known as FASB ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. After an evaluation of the realizability of the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

Company’s deferred tax assets, the Company reduced its valuation allowance by $9.1, $7.3 and $183.0 during 2011, 2010 and 2009, respectively. See Note 5, “Income Taxes,” for a further discussion of the Company’s provision for income taxes.

The Company is subject to audits by various taxing authorities, and these audits may result in proposed assessments where the ultimate resolution results in the Company owing additional taxes. The Company is required to establish reserves under FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (now known as FASB ASC 740-10), when the Company believes there is uncertainty with respect to certain positions and the Company may not succeed in realizing the tax benefit. The Company believes that its tax return positions are appropriate and supportable under relevant tax law. The Company believes the estimates and assumptions used to support its evaluation of tax benefit realization are reasonable. Accordingly, no adjustments were made to the consolidated financial statements for each of the three months ended March 31, 2012 and 2011.

The Company’s reorganization resulted in a significantly modified capital structure as a result of applying fresh-start accounting in accordance with FASB ASC 852-10 on the Effective Date. Fresh start accounting has important consequences on the accounting for the realization of valuation allowances, related to net deferred tax assets that existed on the Effective Date but which arose in pre-emergence periods. Prior to 2009, fresh start accounting required the reversal of these allowances to be recorded as a reduction of intangible assets until exhausted and thereafter as additional paid in capital. Beginning in 2009, in accordance with SFAS141(R), “Business Combinations (Revised),” (now known as FASB ASC 805), future utilization of such benefit will reduce income tax expense. This treatment does not result in any change in liabilities to taxing authorities or in cash flows.

Undistributed earnings of the Company’s foreign subsidiaries are considered to be indefinitely reinvested and therefore, no provision for domestic taxes has been provided thereon. Upon repatriation of those earnings, in the form of dividends or otherwise, the Company would be subject to domestic income taxes, offset (in whole or in part) by foreign tax credits, related to income and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred domestic income tax liability is not practicable due to the complexities associated with its hypothetical calculation; however, foreign tax credit carryforwards would be available to reduce some portion of the domestic liability.

The Company’s policy is to recognize interest and penalties accrued as a component of operating expense. As of the date of adoption of FASB ASC 740-10, the Company did not have any accrued interest or penalties associated with any unrecognized income tax benefits, nor was any interest expense recognized during each of the three months ended March 31, 2012 and 2011.

Foreign Currency Translation and Transactions

The Company’s functional currency is the U.S. dollar. For those subsidiaries not using the U.S. dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense transactions are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ equity and are reflected in the accompanying consolidated statements of comprehensive income. The Company’s foreign exchange transaction gains (losses) are generally included in “Other income (expense), net” in the consolidated statements of operations.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

Stock Options

On September 8, 2003, the Company adopted the fair value provisions of SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure,” (“SFAS No. 148”), (now known as FASB ASC 718-10). SFAS No. 148 amended SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”), (also now known as FASB ASC 718-10), to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. See Note 7, “Stock-Based Compensation.”

Under the fair value provisions of SFAS No. 123, the fair value of each stock-based compensation award is estimated at the date of grant, using the Black-Scholes option pricing model for stock option awards. The Company did not have a historical basis for determining the volatility and expected life assumptions in the model due to the Company’s limited market trading history; therefore, the assumptions used for these amounts are an average of those used by a select group of related industry companies. Most stock-based awards have graded vesting (i.e. portions of the award vest at different dates during the vesting period). The Company recognizes the related stock-based compensation expense of such awards on a straight-line basis over the vesting period for each tranche in an award. Upon consummation of the Plan of Reorganization, all then outstanding stock options were cancelled.

Effective January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” (“SFAS No. 123(R)”), (now known as FASB ASC 718), using the modified prospective method. SFAS No. 123(R) requires all share-based awards granted to employees to be recognized as compensation expense over the vesting period, based on fair value of the award. The fair value method under SFAS No. 123(R) is similar to the fair value method under SFAS No. 123 with respect to measurement and recognition of stock-based compensation expense except that SFAS No. 123(R) requires an estimate of future forfeitures, whereas SFAS No. 123 allowed companies to estimate forfeitures or recognize the impact of forfeitures as they occur. As the Company recognized the impact of forfeitures as they occurred under SFAS No. 123, the adoption of SFAS No. 123(R) did result in different accounting treatment, but it did not have a material impact on the Company’s consolidated financial statements.

There were no options to purchase shares of Common Stock granted during each of the three months ended March 31, 2012 and 2011.

Restricted Stock Units

Compensation cost for restricted stock unit awards that are not performance-based is measured based upon the quoted closing market price for the Company’s stock on the date of grant. The related compensation cost is recognized on a straight-line basis over the vesting period. Compensation expense for performance-based restricted stock unit awards is measured based upon the quoted market price for the Company’s stock on the date that the performance targets have been established and communicated to the grantee. Related compensation cost is recognized based upon a review of the performance targets and determination that such performance targets have been achieved, on a straight-line basis over the vesting period. See Note 7, “Stock-Based Compensation.”

Stock Warrants

In connection with the Plan of Reorganization described in this Note 2, “Basis of Presentation and Significant Accounting Policies—Property and Equipment,” the Company issued to holders of general unsecured claims as part of the settlement of such claims (i) five year warrants to purchase 1,418,918 shares of Common Stock with an exercise price of $10.00 per share, which expired September 8, 2008 (the “Five Year Warrants”) and (ii) seven year warrants to purchase 1,669,316 shares of Common Stock with an exercise price of $12.00 per

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

share, which expired September 8, 2010 (the “Seven Year Warrants”). The stock warrants were treated as equity upon their exercise based upon the terms of the warrant and cash received. Stock warrants to purchase shares of Common Stock exercised totaled 858,530 in 2010.

Under the terms of the five year and seven year warrant agreements (collectively, the “Warrant Agreements”), if the Common Stock market price, as defined in the Warrant Agreements, 60 days prior to the expiration date of the respective warrants, was greater than the warrant exercise price, the Company was required to give each warrant holder notice that at the warrant expiration date, the warrants would be deemed to have been exercised pursuant to the net exercise provisions of the respective Warrant Agreements (the “Net Exercise”), unless the warrant holder elected, by written notice, to not exercise its warrants. Under the Net Exercise, shares issued to the warrant holders would be reduced by the number of shares necessary to cover the aggregate exercise price of the shares, valuing such shares at the current market price, as defined in the Warrant Agreements. Any fractional shares, otherwise issuable, would be paid in cash.

At September 8, 2008, the expiration date of the Five Year Warrants, the required conditions were met for the Net Exercise. In total, Five Year Warrants to purchase 318,526 shares of Common Stock were deemed exercised on a net exercise basis (including warrants to purchase 778 shares of Common Stock, which were exercised on a net exercise basis prior to expiration), of which 213,432 shares were issued to the warrant holders, 105,094 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In addition, Five Year Warrants to purchase 50 shares of Common Stock were cancelled in accordance with instructions from warrant holders. In total, the exercises of the Five Year Warrants by holders generated cash of $11.0.

At September 8, 2010, the expiration date of the Seven Year Warrants, the required conditions were met for the Net Exercise and accordingly, Seven Year Warrants to purchase 13,626 shares of Common Stock were exercised at expiration, of which 10,409 shares were issued to warrant holders and 3,217 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In total, Seven Year Warrants to purchase 443,504 shares of Common Stock were deemed exercised on a net exercise basis (441,688 in 2010), of which 353,598 shares were issued to the warrant holders, 89,906 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In addition, Seven Year Warrants to purchase 26 shares of Common Stock were determined to be undeliverable and were cancelled. In total, the exercises of the Seven Year Warrants by holders generated cash of $14.7.

Derivative Financial Instruments

The Company has utilized and may, from time to time in the future, utilize derivative financial instruments known as interest rate swaps (“derivatives”) to mitigate its exposure to interest rate risk. The Company purchased the first interest rate swap on August 4, 2008 to hedge the interest rate on the initial $24.0 (original principal) term loan under the Secured Credit Facility (as such term is defined in Note 4, “Note Payable—Secured Credit Facility,” below) and the Company purchased a second interest rate swap on November 14, 2008 to hedge the interest rate on the additional $12.0 (original principal) term loan provided by SunTrust Bank. See Note 4, “Note Payable.” The Company accounted for the derivatives under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (now known as FASB ASC 815). FASB ASC 815 requires that all derivatives be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. By policy, the Company has not historically entered into derivatives for trading purposes or for speculation. Based on criteria defined in FASB ASC 815, the interest rate swaps were considered cash flow hedges and were 100% effective. Accordingly, changes in the fair value of derivatives were recorded each period in other comprehensive loss. Changes in the fair value of the derivatives reported in accumulated other comprehensive loss were reclassified into earnings in the period in which earnings were impacted by the

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variability of the cash flows of the hedged item. The ineffective portion of all hedges, if any, would be recognized in current period earnings. The unrealized net loss recorded in accumulated other comprehensive loss at December 31, 2010 was $0.6 for the interest rate swaps. The mark-to-market value of the cash flow hedges was recorded in current assets, current liabilities, other non-current assets or other long-term liabilities, as applicable, and the offsetting gains or losses in other comprehensive loss. Both interest rate swaps were settled in January 2011.

On January 1, 2009, the Company adopted SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133,” (now known as FASB ASC 815-10). FASB ASC 815-10 changes the disclosure requirements for derivatives and hedging activities. Entities are required to provide enhanced disclosures about: (i) how and why an entity uses derivatives; (ii) how derivatives and related hedged items are accounted for under FASB ASC 815-10; and (iii) how derivatives and related hedged items affect an entity’s financial position and cash flows.

The Company has, when applicable, minimized its credit risk relating to counterparties of its derivatives by transacting with multiple, high quality counterparties, thereby limiting exposure to individual counterparties, and by monitoring the financial condition of its counterparties.

All derivatives have been recorded on the Company’s consolidated balance sheets at fair value. Accounting for the gains and losses resulting from changes in the fair value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting in accordance with FASB ASC 815-10.

The swap agreements were settled in January 2011 in connection with the repayment of the term loans under the Secured Credit Facility and the closing of the $250 Million Secured Revolving Credit Facility (as such term is defined in Note 4, “Note Payable—$250 Million Secured Revolving Credit Facility,” below). The cost of $0.5 to settle the swap agreements was included in “Other (expense) income, net” in the Company’s consolidated statement of operations for the three months ended March 31, 2011.

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Fair Value of Financial Instruments

The Company adopted SFAS No. 157, “Fair Value Measurements,” (now known as FASB ASC 820-10), for the Company’s financial assets and liabilities effective January 1, 2008. This pronouncement defines fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. FASB ASC 820-10 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820-10 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost), which are each based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. FASB ASC 820-10 utilizes a fair value hierarchy that prioritizes inputs to fair value measurement techniques into three broad levels:

Level 1:	Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2:	Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3:	Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company’s investment in overnight money market institutional funds, which amounted to $108.9 and $110.0 at March 31, 2012 and December 31, 2011, respectively, is included in cash and cash equivalents on the accompanying balance sheets and is classified as a Level 1 asset.

The Company was party to two interest rate swaps, which were utilized to modify the Company’s interest rate risk. The Company recorded the mark-to-market value of the interest rate swap contracts of $0.6 (which was included in “Accrued expenses”) in the Company’s consolidated balance sheet at December 31, 2010. At December 31, 2010, the Company used third parties, as well as its own market analysis to determine the fair value of each of the interest rate swap agreements. The fair value of the interest rate swap contracts were classified as Level 2 liabilities. The swap agreements were settled in January 2011 in connection with the repayment of the term loans under the Secured Credit Facility and the closing of the $250 Million Secured Revolving Credit Facility. The cost of $0.5 to settle the swap agreements was included in “Other income (expense), net” in the Company’s consolidated statement of operations for the three months ended March 31, 2011.

The Company’s consolidated balance sheets include the following financial instruments: short-term cash investments, trade accounts receivable, trade accounts payable and note payable. The Company believes the carrying amounts in the financial statements approximate the fair value of these financial instruments due to the relatively short period of time between the origination of the instruments and their expected realization or the interest rates which approximate current market rates.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of short-term cash investments and accounts receivable. The Company does not enter into financial instruments for trading or speculative purposes. The Company’s cash and cash equivalents are invested in

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investment-grade, short-term investment instruments with high quality financial institutions. The Company’s trade receivables, which are unsecured, are geographically dispersed, and no single customer accounts for greater than 10% of consolidated revenue or accounts receivable, net. The Company performs ongoing credit evaluations of its customers’ financial condition. The allowance for non-collection of accounts receivable is based upon the expected collectability of all accounts receivable. The Company places its cash and cash equivalents primarily in commercial bank accounts in the U.S. Account balances generally exceed federally insured limits.

401(k) and Other Post-Retirement Benefits

The Company has a Profit Sharing and 401(k) Plan (the “Plan”) for its employees in the U.S., which permits employees to make contributions to the Plan on a pre-tax salary reduction basis in accordance with the provisions of the Internal Revenue Code and permits the employer to provide discretionary contributions. All full-time U.S. employees are eligible to participate in the Plan at the beginning of the month following three months of service. Eligible employees may make contributions subject to the limitations defined by the Internal Revenue Code. The Company matches 50% of a U.S. employee’s contributions, up to the amount set forth in the Plan. Matched amounts vest based upon an employee’s length of service. The Company’s subsidiaries in the U.K. have a different plan under which contributions are made up to a maximum of 8% when U.K. employee contributions reach 5% of salary. Under the U.K. plan, contributions are made at two levels. When a U.K. employee contributes 3% or more but less than 5% of their salary to the plan, the Company’s contribution is fixed at 5% of the salary. When a U.K. employee contributes over 5% of their salary to the plan, the Company’s contribution is fixed at 8% of the salary (regardless of the percentage of the contribution in excess of 5%).

The Company contributed $0.7 for each of the three months ended March 31, 2012 and 2011, net of forfeitures for its obligations under these plans.

Taxes Collected from Customers

In June 2006, the Emerging Issues Task Force (“EITF”) ratified the consensus on EITF No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation),” (“EITF No. 06-3”), (now known as FASB ASC 605-45). FASB ASC 605-45 requires that companies disclose their accounting policies regarding the gross or net presentation of certain taxes. Taxes within the scope of FASB ASC 605-45 are any taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer and may include, but are not limited to, sales, use, value added and some excise taxes. In addition, if such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. The Company adopted EITF No. 06-3 effective January 1, 2007. The Company records Universal Service Fund (“USF”) contributions relating to certain services it provides on a net basis in accordance with the guidelines of EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” (also now known as FASB ASC 605-45). The Company’s policy is to record all such fees, contributions and taxes within the scope of FASB ASC 605-45 on a net basis.

Reclassifications

Certain reclassifications have been made to the consolidated financial statements for the three months ended March 31, 2011 to conform to the classifications used for the three months ended March 31, 2012.

Recently Issued Accounting Pronouncements

In August 2009, the FASB issued ASU No. 2009-5, “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value.” ASU No. 2009-5 provides clarification that in circumstances in

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which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique that is consistent with the principles of ASC Topic 820. ASU No. 2009-5 is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of ASU No. 2009-5 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605)—Multiple Deliverable Revenue Arrangements.” ASU No. 2009-13 eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method and expands the disclosures related to multiple-deliverable revenue arrangements. ASU No. 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier adoption permitted. The adoption of ASU No. 2009-13 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU No. 2010-02, “Consolidation (Topic 810)—Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification.” ASU No. 2010-02 clarifies that the scope of the decrease in ownership provisions of Topic 810 applies to a subsidiary or group of assets that is a business, a subsidiary that is a business that is transferred to an equity method investee or a joint venture or an exchange of a group of assets that constitutes a business for a noncontrolling interest in an entity and does not apply to sales in substance of real estate. ASU No. 2010-02 is effective as of the beginning of the period in which an entity adopts SFAS No. 160 or, if SFAS No. 160 has been previously adopted, the first interim or annual period ending on or after December 15, 2009, applied retrospectively to the first period that the entity adopted SFAS No. 160. The adoption of ASU No. 2010-02 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements.” ASU 2010-06 requires new disclosures regarding transfers in and out of the Level 1 and 2 and activity within Level 3 fair value measurements and clarifies existing disclosures of inputs and valuation techniques for Level 2 and 3 fair value measurements. ASU 2010-06 also includes conforming amendments to employers’ disclosures about postretirement benefit plan assets. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure of activity within Level 3 fair value measurements, which is effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of ASU No. 2010-06 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements.” ASU 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement that an SEC filer disclose the date through which subsequent events have been evaluated. ASU 2010-09 was effective upon issuance. The adoption of ASU 2010-09 had no effect on the Company’s financial position, results of operations or cash flows.

In April 2010, the FASB issued ASU 2010-13, “Compensation—Stock Compensation (Topic 718)—Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” ASU 2010-13 provides amendments to Topic 718 to clarify that an

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employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The adoption of ASU 2010-13 did not have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3: CHANGE IN ESTIMATE

Effective as of October 1, 2011, the Company changed the estimated useful lives for certain capitalized labor from seven to five years, and began depreciating assets under the Company’s sparing program, in accordance with their respective asset class lives. The effect of these changes on the Company’s operating results has not been and will not be material.

NOTE 4: NOTE PAYABLE

$250 Million Secured Revolving Credit Facility

On January 28, 2011, the Company closed a five year $250 secured revolving credit facility (the “$250 Million Secured Revolving Credit Facility”) with the lender parties thereto (the “Lenders”) and SunTrust Bank, as Administrative Agent (the “Administrative Agent”). The Lenders received a first priority security interest in and lien on substantially all of the Company’s domestic assets and 65% of the ownership interest in the Company’s principal foreign subsidiaries. Loans under the $250 Million Secured Revolving Credit Facility bear interest, for any interest period of one, two or three months or if agreed to, longer interest periods at the Company’s option, at either the Base Rate (as defined in the $250 Million Secured Revolving Credit Facility) plus the applicable margin ranging from 1.25% to 2.00%, or alternately, the Adjusted LIBO Rate (as defined in the $250 Million Secured Revolving Credit Facility) plus the applicable margin ranging from 2.25% to 3.00%. The Company is also required to pay an unused commitment fee ranging from 0.375% to 0.50% per annum based on the daily average undrawn portion of the $250 Million Secured Revolving Credit Facility. The applicable margin and the unused commitment fee will be determined based on the Company’s Leverage Ratio based on Consolidated Total Debt to Consolidated EBITDA (each as defined in the $250 Million Secured Revolving Credit Facility).

The $250 Million Secured Revolving Credit Facility includes an uncommitted accordion feature that permits the Company to increase the aggregate principal amount by up to $125.0 through one or more term loans or additional revolving credit, subject to the agreement by one or more Lenders to provide such additional principal amount.

The Company borrowed $55.0 at closing, of which $5.0 was used to pay bank fees and legal expenses, $49.9 was used to repay the Secured Credit Facility (as defined below) and $0.1 was used for general corporate purposes. The initial borrowings under the $250 Million Secured Revolving Credit Facility carried an interest rate of 4.50% (base rate of 3.25% plus applicable margin of 1.25%). The Company converted the interest rate to the Adjusted LIBO Rate option as of February 4, 2011, at which time the interest rate was changed to 2.52% (0.27% Adjusted LIBO Rate plus applicable margin of 2.25%). At March 31, 2012, the $250 Million Secured Revolving Credit Facility carried an interest rate of 2.50% (0.25% Adjusted LIBO Rate plus applicable margin of 2.25%).

The Company has the right to prepay any outstanding loan under the $250 Million Secured Revolving Credit Facility prior to its maturity without premium or penalty.

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(in millions, except share and per share information)

The Company is required to comply with a number of affirmative, negative and financial covenants. Among other things, these covenants require the Company to provide notices of material events and information regarding collateral, restrict the Company’s ability, subject to certain exceptions and baskets, to incur additional indebtedness, grant liens on assets, undergo fundamental changes, make investments, sell assets, make restricted payments (including the ability to pay dividends) and engage in affiliate transactions, and require the Company to maintain a Leverage Ratio not greater than 2.5 to 1.0 and an Interest Coverage Ratio (as such terms are defined in the $250 Million Secured Revolving Credit Facility) of not less than 3.0 to 1.0. At March 31, 2012, based upon the Company’s Leverage Ratio, its cash balance and its availability under the $250 Million Secured Revolving Credit Facility, $259.4 of retained earnings is unrestricted for dividend purposes and the balance is restricted.

The $250 Million Secured Revolving Credit Facility contains customary events of default (subject to customary grace periods, cure rights and materiality thresholds), including, among others, failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross-default and cross-acceleration of material indebtedness, certain bankruptcy and insolvency events, certain judgments, certain ERISA events and a change of control.

Following an event of default under the $250 Million Secured Revolving Credit Facility, the Administrative Agent and the Lenders would be entitled to take various actions, including the acceleration of amounts due under the $250 Million Secured Revolving Credit Facility and seek other remedies that may be taken by secured creditors.

The outstanding principal amount of all revolving credit loans, together with accrued and unpaid interest thereon, will be due and payable on January 28, 2016.

In connection with the January 2011 closing of the $250 Million Secured Revolving Credit Facility, the Company also settled the two interest rate swaps at a total cost of $0.5, which is included in “Other income (expense), net” in the Company’s consolidated statement of operations for the three months ended March 31, 2011. The Company also wrote-off $1.1 in unamortized debt issuance costs associated with the Secured Credit Facility, which is also included in “Other income (expense), net” in the Company’s consolidated statement of operations for the three months ended March 31, 2011.

As of March 31, 2012, $195.0 was available for borrowings under the $250 Million Secured Revolving Credit Facility.

The Company was in compliance with all of its debt covenants as of March 31, 2012.

Secured Credit Facility

On February 29, 2008, the Company, excluding certain foreign subsidiaries, entered into a Credit and Guaranty Agreement (as amended, the “Credit Agreement”) providing for a $60.0 senior secured credit facility (the “Secured Credit Facility”), consisting of an $18.0 revolving credit facility (the “Revolver”) and a $42.0 term loan facility (the “Term Loan”), which was comprised of $24.0 advanced at closing and up to $18.0 of which originally could be drawn within nine months of closing at the Company’s option (the “Delayed Draw Term Loan”). The Secured Credit Facility was secured by substantially all of the Company’s domestic assets. In September 2008, the Delayed Draw Term Loan option, which was originally scheduled to expire on November 25, 2008, was extended to June 30, 2009 and then subsequently extended to December 31, 2009. The Revolver and the Term Loan each had a term of five years from February 29, 2008. The Company paid an upfront fee of 1.5% ($0.9) of the total amount of the Secured Credit Facility and paid $0.3 to its unaffiliated third party

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financial advisors who assisted the Company. The Company was also liable for an unused commitment fee of 0.75% per annum. Interest accrued at 30 day LIBOR, plus the applicable margin of 3% effective September 30, 2008. Additionally, the Company was originally required to maintain an unrestricted cash balance at all times of at least $20.0. On February 29, 2008, the Company received proceeds, pursuant to the Term Loan of $24.0, less debt issuance costs.

The Company’s ability to draw upon the available commitments under the Revolver was subject to compliance with all of the covenants contained in the Credit Agreement and the Company’s continued ability to make certain representations and warranties. Among other things, these covenants imposed limits on annual capital expenditures (through 2010), provided that the Company’s net total funded debt ratio could not at any time exceed a specified amount and required that the Company maintained a minimum consolidated fixed charges coverage ratio. In addition, the Credit Agreement prohibited the Company from paying dividends (other than in its own shares or other equity securities) and from making certain other payments, including payments to acquire the Company’s equity securities other than under specified circumstances, which include the repurchase of the Company’s equity securities from employees and directors in an aggregate amount not to exceed $15.0. The Company obtained a waiver from the Lenders to effectuate the dividend paid in December 2010.

On September 26, 2008, the Company executed a joinder agreement to the Secured Credit Facility that added an additional lender and increased the amount of the Secured Credit Facility to $90.0 effective October 1, 2008; the Revolver increased to $27.0, the Term Loan increased to $36.0 and the available Delayed Draw Term Loan increased to $27.0. In connection with the joinder agreement, the Company paid a $0.45 fee at closing and an aggregate of $0.25 of advisory fees. The additional amount of the Term Loan of $12.0 was advanced on October 1, 2008.

Effective August 4, 2008, the Company entered into a swap arrangement under which it fixed its borrowing costs with respect to the $24.0 (original principal) Term Loan outstanding for three years at 3.65%, plus the applicable margin of 3.25%, which was reduced to 3.00% on September 30, 2008. On November 14, 2008, the Company entered into a swap arrangement under which it fixed its borrowing costs with respect to the additional $12.0 (original principal) under the Term Loan borrowed on October 1, 2008 for three years at 2.635% per annum, plus the applicable margin of 3.00%.

On June 29, 2009, the Company and the Lenders entered into an amendment to the Credit Agreement, which extended the availability of the Delayed Draw Term Loan commitments from June 30, 2009 to December 31, 2009, and provided for the reduction of these commitments by $0.81 on each of June 30, 2009, September 30, 2009 and December 31, 2009. In addition, the Company’s obligation to maintain a minimum balance of $20.0 in cash deposits at all times was eliminated.

On December 31, 2009, the Company borrowed $24.57 under the Delayed Draw Term Loan. The Delayed Draw Term Loan provided for interest and payment terms similar to the Term Loan.

The Term Loan provided for monthly payments of interest and quarterly installments of principal of $1.08, which commenced on June 30, 2009. The quarterly installment of principal increased to $1.89 beginning March 31, 2010 to take into consideration the Delayed Draw Term Loan repayment schedule.

The Term Loan and the Delayed Draw Term Loan, plus accrued interest, totaling $49.9 were repaid on January 28, 2011 upon the closing of the $250 Million Secured Revolving Credit Facility.

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NOTE 5: INCOME TAXES

Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. The provision for income taxes for the three months ended March 31, 2012 and 2011 are as follows:

	Three Months Ended March 31,
	2012	2011
Federal	$9.6	$7.6
State	1.9	1.4
Foreign	0.9	0.7

Total provision for income taxes	$12.4	$9.7

At the end of each interim period, the Company estimates the annual effective tax rate and applies that rate to its ordinary quarterly earnings. The tax expense or benefit related to significant, unusual or extraordinary items that will be separately reported or reported net of their related tax effect, and are individually computed, are recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is acquired, additional information is obtained or as the tax environment changes.

For each of the three months ended March 31, 2012 and 2011, the consolidated effective income tax rates was approximately 40.3%. The effective tax rate in the U.K. for the three months ended March 31, 2012, based upon consolidated pre-tax income in the U.K., was approximately 24.1%. AboveNet Communications UK Limited receives no benefit from the operating loss generated by AboveNet Communications Europe Limited (“ACE”), which files its U.K. income tax return on a stand alone basis. ACE is a foreign disregarded entity whose operating results are consolidated with the U.S. for federal income tax reporting purposes.

As part of the Company’s evaluation of deferred tax assets in the fourth quarter of 2011, the Company recognized a non-cash tax benefit of $9.2 at December 31, 2011 relating to the reduction of certain valuation allowances established with respect to deferred tax assets in the U.S. and the U.K. The Company believes it is more likely than not that it will utilize these assets to reduce or eliminate tax payments in future periods. The Company’s evaluation encompassed (i) a review of its recent history of profitability in the U.S. and U.K. for the past three years; (ii) a review of internal financial forecasts demonstrating its expected capacity to utilize deferred tax assets; and (iii) a reassessment of tax benefits recognition under FASB ASC 740.

NOTE 6: INCOME PER SHARE OF COMMON STOCK

Basic net income per common share is computed as net income divided by the weighted average number of shares of Common Stock outstanding for the period. Total weighted average shares utilized in computing basic net income per share of Common Stock were 26,259,337 and 25,803,904 for the three months ended March 31, 2012 and 2011, respectively. Total weighted average shares utilized in computing diluted net income per share of Common Stock were 27,106,731 and 26,772,811 for the three months ended March 31, 2012 and 2011,

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respectively. Dilutive securities include options to purchase shares of Common Stock, restricted stock units and stock warrants. For each of the three months ended March 31, 2012 and 2011, there were no potentially dilutive securities excluded from the calculation of diluted net income per share of Common Stock.

NOTE 7: STOCK-BASED COMPENSATION

2011 Equity Incentive Plan, 2008 Equity Incentive Plan and 2003 Plan

On May 11, 2011, the Board of Directors of the Company adopted the AboveNet, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), which provides for the availability of a maximum of 1,600,000 shares of Common Stock to be awarded to the Company’s employees (including officers), directors and consultants in the form of restricted stock unit awards, restricted stock awards, incentive stock options, non-qualified stock options, stock appreciation rights, performance-based awards and other stock- or cash-based awards. The 2011 Plan was approved by the Company’s stockholders at the Company’s 2011 Annual Meeting of Stockholders held on June 23, 2011. The 2011 Plan will be administered by the Compensation Committee, which will, in its sole discretion, determine which individuals may participate in the 2011 Plan and the type, extent and terms of the awards to be granted. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. As of March 31, 2012, 404,300 shares of Common Stock were reserved pursuant to outstanding restricted stock units and 1,195,700 shares of Common Stock were available for future grants.

On August 29, 2008, the Board of Directors of the Company approved the Company’s 2008 Plan. The 2008 Plan is administered by the Company’s Compensation Committee. Any employee, officer, director or consultant of the Company or subsidiary of the Company selected by the Compensation Committee is eligible to receive awards under the 2008 Plan. Stock options, restricted and unrestricted stock, restricted and unrestricted stock units and stock appreciation rights may be awarded to eligible participants on a stand alone, combination or tandem basis. 1,500,000 shares of Common Stock were initially reserved for issuance pursuant to awards granted under the 2008 Plan. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. Under the 2008 Plan, as of March 31, 2012, 957,637 shares of Common Stock were issued pursuant to the delivery of vested restricted stock units (including shares repurchased by the Company), 3,288 shares of Common Stock had been issued pursuant to the exercise of options to purchase shares of Common Stock, 9,281 shares of Common Stock were issued pursuant to the Option Dividend (as such term is defined in Note 8, “Shareholders’ Equity—Dividends,” below) on December 20, 2010, 374,977 shares of Common Stock were reserved pursuant to outstanding restricted stock units, 6,712 shares of Common Stock were reserved pursuant to outstanding options to purchase shares of Common Stock and 148,105 shares of Common Stock were available for future grants.

On September 8, 2003, the 2003 Plan became effective. Under the 2003 Plan, the Company was authorized to issue, in the aggregate, share-based awards of up to 2,129,912 shares of Common Stock to employees, directors and consultants who were selected to participate. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. Under the 2003 Plan, as of March 31, 2012, 1,169,432 shares of Common Stock had been issued pursuant to vested restricted stock units (including shares repurchased by the Company), 858,418 shares of Common Stock had been issued pursuant to options exercised to purchase shares of Common Stock, 67,684 shares of Common Stock were reserved pursuant to outstanding vested options to purchase shares of Common Stock and 34,378 shares of Common Stock were cancelled. No shares are available for future grants under the 2003 Plan.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

Stock-based compensation expense for each period presented relates to share-based awards granted under the 2011 Plan described above, the 2008 Plan described above and the 2003 Plan described above, as applicable, and reflects awards outstanding during the applicable period, including awards granted both prior to and during such period.

Stock Options

There were no options to purchase shares of Common Stock granted during each of the three months ended March 31, 2012 and 2011. There was no non-cash stock-based compensation expense recognized with respect to options to purchase shares of Common Stock during each of the three months ended March 31, 2012 and 2011.

Restricted Stock Units

On April 9, 2012, pursuant to the 2011 Plan, the Board of Directors of the Company awarded 500 restricted stock units to a certain employee. The fair value of the grant was $82.89 per share, the closing price of the Common Stock on the New York Stock Exchange on that day. The restricted stock units are scheduled to vest on November 16, 2012.

On February 1, 2012, pursuant to the 2011 Plan, the Board of Directors of the Company awarded 12,000 restricted stock units to certain employees. The fair value of the grants was $70.19 per share, the closing price of the Common Stock on the New York Stock Exchange on that day. The restricted stock units are scheduled to vest 5,000, 4,000 and 3,000 on November 16, 2012, November 16, 2013 and November 16, 2014, respectively.

On December 1, 2011, pursuant to the 2011 Plan, the Board of Directors of the Company awarded 381,200 restricted stock units to certain employees, including 3,000 each to the five non-employee members of the Board of Directors and an aggregate 152,000 restricted stock units to the Company’s named executive officers as follows:

Name	Total
William G. LaPerch	65,000
Rajiv Datta	45,000
Joseph P. Ciavarella	21,000
Robert Sokota	21,000

The fair value of the grants was $59.49 per share, the closing price of the Common Stock on the New York Stock Exchange on that day. The restricted stock units are scheduled to vest 127,059, 127,059 and 127,082 on November 16, 2012, November 16, 2013 and November 16, 2014, respectively.

On August 26, 2011, pursuant to the 2011 Plan, the Board of Directors of the Company awarded 15,000 restricted stock units to Mr. Nicholas Ridolfi, who became the Company’s Senior Vice President for Sales and a named executive officer on July 25, 2011. The fair value of the grant was $57.54 per share, the closing price of the Common Stock on the New York Stock Exchange on that day. The restricted stock units are scheduled to vest 10,000 shares on November 16, 2012 and 5,000 shares on November 16, 2013.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

On January 25, 2011, pursuant to the 2008 Plan, the Company granted an aggregate 213,100 restricted stock units, of which 190,000 were granted to the Company’s named executive officers as follows (including the 15,000 restricted stock units granted to Mr. Datta in connection with his appointment as Chief Operating Officer):

Name	Total
William G. LaPerch	65,000
Rajiv Datta	60,000
Joseph P. Ciavarella	21,000
Robert Sokota	21,000
John Jacquay	23,000

The fair value of each restricted stock unit granted was $59.25, the closing price of the Common Stock on the New York Stock Exchange on January 25, 2011. The 213,100 restricted stock units were originally scheduled to vest as follows: 15,000 on November 16, 2011; 132,066 on November 16, 2012; and 66,034 on November 16, 2013. Mr. Jacquay’s restricted stock units that were scheduled to vest in 2012 and 2013 were forfeited upon his resignation effective December 31, 2011. An additional 21,000 restricted stock units granted in 2011 were forfeited in 2011.

On September 8, 2011, 222,008 restricted stock units originally granted on September 8, 2008 vested. On November 15, 2011, 58,000 restricted stock units vested, 16,000 of which were granted on September 8, 2008 and 42,000 of which were granted on October 27, 2008. These restricted stock units were delivered on November 15, 2011. Additionally, 42,000 restricted stock units granted on September 8, 2008 and originally scheduled to vest on September 8, 2011 were forfeited in 2011.

The Company recognized non-cash stock-based compensation expense related to restricted stock units of $6.7 and $7.0 for the three months ended March 31, 2012 and 2011, respectively, which had the effect of decreasing net income by $0.15 per basic and diluted share of Common Stock for the three months ended March 31, 2012 and by $0.16 per basic share of Common Stock and diluted share of Common Stock for the three months ended March 31, 2011. Additionally, during the three months ended March 31, 2012, the Company delivered 15,246 shares of Common Stock to its Chief Executive Officer, William LaPerch, pursuant to the 14,000 vested performance-based restricted stock units granted to him in September 2008 and 1,246 restricted stock units granted pursuant to the RSU Dividend (as such term is defined in Note 8, “Shareholders’ Equity—Dividends,” below).

NOTE 8: SHAREHOLDERS’ EQUITY

Dividends

In November 2010, the Company obtained waivers from its lenders (Societe Generale, SunTrust Bank and CIT Lending Services Corporation) to permit a $5.00 per share dividend. On November 23, 2010, the Company announced that its Board of Directors declared a special one-time cash dividend of $5.00 per share on its Common Stock (the “Special Cash Dividend”). The Special Cash Dividend was paid on December 27, 2010 to the stockholders of record at the close of business on December 6, 2010. The aggregate amount of the payment made in connection with the Special Cash Dividend was approximately $129.0. On December 20, 2010, the Company’s Board of Directors granted restricted stock units (the “RSU Dividend”) to holders of unvested restricted stock units on the record date of the Special Cash Dividend in order to provide these holders with an amount that approximated the value of the Special Cash Dividend. In total, the Company granted 40,508 restricted stock units pursuant to the RSU Dividend, of which up to 1,246 restricted stock units vested in

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

February 2011 based upon the achievement of certain performance targets established for fiscal year 2010, 28,656 restricted stock units are scheduled to vest on November 15, 2011, 9,360 are scheduled to vest November 16, 2011 and up to 1,246 restricted stock units are scheduled to vest on or before March 15, 2012 based upon the achievement of certain performance targets established for fiscal year 2011.

Additionally, on December 20, 2010, the Company’s Board of Directors granted shares of Common Stock (the “Option Dividend”) to holders of vested unexercised options to purchase shares of Common Stock in order to provide these holders with an amount that approximated the value of the Special Cash Dividend. On December 27, 2010, the Company delivered 9,281 shares of Common Stock pursuant to the Option Dividend. Additionally, the Company paid cash to one former employee and to the estate of one deceased employee totaling $0.007. In the fourth quarter of 2010, the Company recorded stock-based compensation expense of $0.5 in connection with the Option Dividend.

Stock Split

On August 3, 2009, the Board of Directors of the Company authorized a two-for-one Common Stock split, effected in the form of a 100% stock dividend, which was distributed on September 3, 2009. Each shareholder of record on August 20, 2009 received one additional share of Common Stock for each share of Common Stock held on that date. All share and per share information for prior periods, including warrants, options to purchase shares of Common Stock, restricted stock units, warrant and option exercise prices, shares reserved under the 2003 Plan and the 2008 Plan, weighted average fair value of options granted, Common Stock and additional paid-in capital accounts on the consolidated balance sheets and consolidated statement of shareholders’ equity, have been retroactively adjusted, where applicable, to reflect the two-for-one stock split.

Amendment to the Company’s Amended and Restated Certificate of Incorporation

On June 24, 2010, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”) to increase the number of authorized shares of its Common Stock from 30 million to 200 million. The number of authorized shares of preferred stock remained at 10 million.

The increase in the number of the Company’s authorized shares of Common Stock could have an anti-takeover effect by discouraging or hindering efforts to acquire control of the Company. The Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. This was not the intent of the Board of Directors in adopting the Amendment, nor has the Amendment been adopted in response to any known threat to acquire control of the Company.

The increase in the authorized shares of Common Stock became effective upon the filing of the Amendment with the Secretary of State of the State of Delaware on June 24, 2010.

Rights Agreement

On August 3, 2006, the Company entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer & Trust Company, as rights agent, which was amended and restated on August 3, 2009 and subsequently amended as of January 26, 2010 and March 18, 2012 (as amended, the “Amended and Restated Rights Agreement”). The Amended and Restated Rights Agreement was ratified by the Company’s stockholders at its annual meeting on June 24, 2010. As a result, the Rights (as defined below) under the Amended and Restated Rights Agreement will remain in effect until August 7, 2012, unless sooner terminated by the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

Company’s Board of Directors. The following description of the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 3, 2009, the Amendment to Amended and Restated Rights Agreement, dated as of January 26, 2010, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2010 and the Second Amendment to the Amended and Restated Rights Agreement, dated as of March 18, 2012, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC included as Exhibit 4.6 to the Company’s Current Report on Form 8-K filed with the SEC on March 19, 2012.

In connection with the initial Rights Agreement, the Company’s Board of Directors declared a dividend distribution of one preferred share purchase right (a “Right”) for each then outstanding share of Common Stock. The dividend was paid on August 7, 2006 to the stockholders of record on that date.

Until the earlier to occur of (i) the date that is 10 days following the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by action of the Company’s Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced by the Common Stock certificates or book-entry shares.

The Rights are not exercisable until the Distribution Date. Each Right, upon becoming exercisable, will entitle the holder to purchase from the Company a specified fraction of a share of the Company’s Series A Junior Participating Preferred Stock (the “Preferred Shares”) at the then effective purchase price. The Rights will expire on August 7, 2012, unless earlier redeemed or exchanged.

The number of outstanding Rights and the number of Preferred Shares issuable upon exercise of the Rights are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidation or combinations of the Common Stock occurring, in any case, prior to the Distribution Date. The purchase price payable and the number of Preferred Shares or other securities or other property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution as described in the Amended and Restated Rights Agreement. As a result of the Company’s stock split discussed above, appropriate adjustments under the Amended and Restated Rights Agreement have been made.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will have the right to receive upon exercise, in lieu of Preferred Shares, that number of shares of Common Stock having a market value of two times the then effective exercise price of the Right (or, if such number of shares is not and cannot be authorized, the Company may issue Preferred Shares, cash, debt, stock or a combination thereof in exchange for the Rights).

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will thereafter

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

have the right to receive, upon the exercise thereof at the then current exercise price of the Right, in lieu of Preferred Shares, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the then effective exercise price per Right.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Company may exchange the Rights (other than Rights owned by such Acquiring Person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (or, at the election of the Company, the Company may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

At any time prior to the earlier of (i) such time that a person has become an Acquiring Person or (ii) the final expiration date, the Company may redeem all, but not less than all, of the outstanding Rights at a price of $0.005 per Right (the “Redemption Price”). The Rights may also be redeemed at certain other times as described in the Amended and Restated Rights Agreement. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the Company’s Board of Directors without the consent of the holders of the Rights, except that from and after such time as the rights are distributed no such amendment may adversely affect the interest of the holders of the Rights other than the interests of an Acquiring Person or its affiliates or associates.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The March 18, 2012 amendment to the Rights Agreement permits the execution of the Merger Agreement (as such term is defined in Note 14, “Merger Agreement with Zayo Group, LLC,” below) and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Merger (as such term is defined in Note 14, “Merger Agreement with Zayo Group, LLC,” below), without triggering the provisions of the Rights Agreement. See Note 14, “Merger Agreement with Zayo Group, LLC.”

Repurchase Program

On December 7, 2011, the Board of Directors of the Company authorized a share repurchase program of up to $200.0 of the Common Stock through December 31, 2012 (the “Repurchase Program”). The Board also authorized management to enter into one or more prearranged stock repurchase plans under Rule 10b5-1 of the Securities Act of 1934 in connection with the Repurchase Program.

Through March 31, 2012, the Company purchased 41,157 shares pursuant to the Repurchase Program at a cost of $2.7, of which 11,700 shares were purchased during the three months ended March 31, 2012 at an aggregate cost of $0.8.

2010 Employee Stock Purchase Plan

On June 24, 2010, the Company’s stockholders approved the AboveNet, Inc. 2010 Employee Stock Purchase Plan, which was adopted by the Board of Directors on April 28, 2010 (as amended, the “Stock Purchase Plan”). The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors. The aggregate number of shares of Common Stock that may be issued pursuant to the Stock Purchase Plan is 300,000, subject to increase or decrease by reason of stock splits, reclassifications, stock dividends, or similar corporate events as determined by the Compensation Committee.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

Eligibility and Participation

All employees of the Company, or any of its designated subsidiaries, who have completed at least ninety (90) days of employment on or before the first day of the applicable offering period are eligible to participate in the Stock Purchase Plan, subject to certain limitations imposed by the Internal Revenue Code and certain other limitations set forth in the Stock Purchase Plan. An employee may not participate in the Stock Purchase Plan if, immediately after he or she joined, he or she would own stock and/or hold rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. Officers of the Company that are subject to the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934 (the “Exchange Act”) are also not eligible to participate. The Stock Purchase Plan also limits an employee’s rights to purchase stock under all employee stock purchase plans (those subject to Section 423 of the Internal Revenue Code) of the Company and its subsidiaries so that such rights may not accrue at a rate that exceeds $0.025 of fair market value of such stock (determined as of the first day of the offering period) for each calendar year in which such right to purchase stock is outstanding at any time. In addition, no employee may purchase more than 200 shares of Common Stock under the Stock Purchase Plan in any offering period. Employees may withdraw from the Stock Purchase Plan at any time prior to the end of the then current offering period. As of December 31, 2011, the Company had a total of approximately 700 employees who were eligible to participate in the Stock Purchase Plan.

Offering Periods; Purchase Price

The Stock Purchase Plan operates by a series of offering periods of approximately 10 months in duration commencing on each January 16 and ending on November 15 (except that the 2010 offering period was from September 1, 2010 to November 15, 2010). The purchases are made for participants at the end of each offering period by applying payroll deductions accumulated over the course of the offering period towards such purchases. The payroll deductions accumulated over the course of the offering period are included in “Accrued expenses” in the Company’s consolidated balance sheet. The price at which these purchases will be made will equal 85% of the lesser of the fair market value of the Common Stock as of the first day of the offering period or the fair market value on the last day of the offering period.

2012, 2011 and 2010 Offering Periods

117 employees are participating in the January 16, 2012 to November 16, 2012 offering period. Payroll withholdings to make purchases are scheduled to be $0.6 over the 2012 offering period, of which $0.2 was withheld during the three months ended March 31, 2012. 108 employees participated in the January 16, 2011 to November 15, 2011 offering period. Payroll withholdings to make purchases were $0.6 over the 2011 offering period. 86 employees participated in the September 1, 2010 to November 15, 2010 offering pursuant to which $0.2 was withheld over the 2010 offering period. The Company follows FASB Technical Bulletin No. 97-1, “Accounting under Statement 123 for Certain Employee Stock Purchase Plans with a Look-Back Option,” (now known as FASB ASC 718) and SFAS No. 123(R) (also now known as FASB ASC 718) to account for the Stock Purchase Plan. Because the Stock Purchase Plan provides for a discount greater than 5%, it is a compensatory plan and qualifies for fair value accounting. Accordingly, the fair market value of the grant is calculated as of the grant date in accordance with SFAS No. 123(R). Additionally, the fair value of the look-back option is calculated on a similar basis. The Company also estimates future forfeitures (withdrawals) from the Stock Purchase Plan as provided under FASB ASC 718. The Company recognized non-cash stock-based compensation expense with respect to the Stock Purchase Plan of $0.03 for each of the three months ended March 31, 2012 and 2011. The Company issued 12,288 shares with respect to the 2011 Offering Period. The Company issued 4,414 shares of Common Stock with respect to the 2010 offering period.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

NOTE 9: LITIGATION

The Company is subject to various legal proceedings and claims which arise in the normal course of business. The Company evaluates, among other things, the degree of probability of an unfavorable outcome and ability to estimate the amount of potential loss. The Company does not anticipate that the outcome of such matters (or the other matters described below) will have a material adverse effect on its business, financial condition or results of operations.

Global Voice Networks Limited (“GVN”)

AboveNet Communications UK Limited, the Company’s U.K. operating subsidiary (“ACUK”), was a party to a duct purchase and fiber lease agreement (the “Duct Purchase Agreement”) with EU Networks Fiber UK Ltd, formerly GVN. A dispute between the parties arose regarding the extent of the network duct that was sold and fiber that was leased to GVN pursuant to the Duct Purchase Agreement. As a result of this dispute, in 2006, GVN filed a claim against ACUK in the High Court of Justice in London seeking ownership of the disputed portion of the network duct, the right to lease certain fiber and associated damages. In December 2007, the court ruled in favor of GVN with respect to the disputed duct and fiber. In early February 2008, ACUK delivered most of the disputed duct and fiber to GVN. Additionally, under the original ruling, the Company was also required to construct the balance of the disputed duct and fiber and deliver it to GVN pursuant to a schedule ordered by the court. Additional portions of the disputed duct and fiber were constructed and subsequently delivered and other portions are scheduled for delivery. The Company also had certain repair and maintenance obligations that it must perform with respect to such duct. GVN was also seeking to enforce an option requiring ACUK to construct 180 to 200 chambers for GVN along the network. In June 2008, the Company paid $3.0 in damages pursuant to the liability trial. Additionally, the Company reimbursed GVN $1.8 for legal fees. Additionally, the Company’s legal fees aggregated $2.4. Further, the Company has incurred or is obligated for costs totaling $2.7 to build additional network. In early August 2008, the Company reached a settlement agreement under which the Company paid GVN $0.6 and agreed to provide additional construction of duct at an estimated cost of $1.2 and provide GVN limited additional access to ACUK’s network. GVN and ACUK provided mutual releases of all claims against each other, including ACUK’s repair obligation and chamber construction obligations discussed above. The Company recorded a loss on litigation of $11.7 at December 31, 2007. Through December 31, 2010, the Company paid $10.9 in connection with this litigation. During 2010, the Company recorded an additional provision of $0.9 to record additional expenses for repairs covered by the settlement. The obligations were denominated in British pounds, and accordingly, the amounts have been adjusted for changes in currency translation rates as appropriate. The Company has a remaining accrual balance of $0.7 relating to this litigation included in the Company’s consolidated balance sheets at both March 31, 2012 and December 31, 2011.

Employment Contract Termination

On July 11, 2011, the Company terminated the employment of Douglas Jendras, its former Senior Vice President of Operations. On August 3, 2011, Mr. Jendras filed a complaint in the United States District Court for the Southern District of New York alleging breach of his employment contract and seeking damages of $0.4 for salary and benefits and approximately $4.6 and specific performance with respect to 66,738 restricted stock units that were cancelled in connection with the termination of Mr. Jendras’ employment, plus recovery of legal fees and costs, and punitive damages. On September 30, 2011, the Company filed an answer to the complaint. The Company believes it has meritorious defenses that it intends to pursue vigorously.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

Litigation Relating to the Merger

On March 22, 2012 and March 28, 2012, two class actions on behalf of the stockholders of the Company, respectively styled Raul v. LaPerch, et al., Index. No. 54232/2012 (the “Raul Action”), and Wachsler v. AboveNet Inc., et al., Index No. 54662/2012 (the “Wachsler Action”), were filed in the Supreme Court for the State of New York, County of Westchester. On March 30, 2012, a class action on behalf of the stockholders of the Company, styled Miramar Firefighters Pension Fund v. AboveNet, Inc., Case No. 7376, was filed in the Court of Chancery of the State of Delaware (the “Delaware action,” and together with the Raul Action and the Wachsler Action, the “Actions”). The Actions name as defendants the Company, Zayo Group, LLC and the members of the Company’s Board of Directors, Jeffrey Brodsky, Michael J. Embler, William LaPerch, Richard Postma, Richard Shorten, Jr. and Stuart Subotnick. The Raul Action and Delaware Action also name Voila Sub, Inc. as a defendant. The Actions allege that the members of the Company’s Board of Directors violated their fiduciary duties to the Company’s stockholders in connection with the Merger. The Raul Action and the Delaware Action further allege that the Company, Zayo Group, LLC and Voila Sub, Inc. aided and abetted those purported breaches, and the Wachlser Action further alleges that Company and Zayo Group, LLC aided and abetted those purported breaches. On April 17, 2012, the plaintiffs in the Delaware action filed an Amended Verified Class Action Complaint adding additional allegations in support of their breach of fiduciary duty claims, and on April 18, 2012 filed motions to expedite proceedings and for a preliminary injunction. On April 21, 2012, an Amended Class Action Complaint was filed in the Raul Action. On April 27, 2012, the parties in the Raul Action and the Wachsler Action filed stipulations providing that all further proceedings related to the merger would take place in the Delaware action and that the Raul Action and the Wachsler Action would be stayed through and including June 20, 2012. The stipulations also provided that all motions filed in either action would be adjourned. The Court approved these stipulations on April 30, 2012. On April 30, 2012, the defendants in the Delaware action filed a stipulated order and case management schedule. This order reflects, among other things, the parties’ agreement that the defendants will provide certain limited discovery to the plaintiffs. The Actions seek, among other things, an order enjoining the Merger as well as unspecified damages. The defendants deny the allegations in the Actions and intend to defend the Actions vigorously. See Note 14, “Merger Agreement with Zayo Group, LLC.”

From time to time, other legal matters in which the Company may be named as a defendant arise in the normal course of its business activities. The resolution of these legal matters against the Company cannot be accurately predicted. The Company does not anticipate that the outcome of such matters (or the other matters described above) will have a material adverse effect on its business, financial condition or results of operations.

NOTE 10: RELATED PARTY TRANSACTIONS

A member of the Company’s Board of Directors, Richard Postma, is also the Co-Chairman, Chief Executive Officer and co-founder of a telecommunications company. The Company sold services and/or material in the normal course of business to this telecommunications company in the amount of $0.1 for each of the three months ended March 31, 2012 and 2011. No amounts were outstanding at each of March 31, 2012 and December 31, 2011. Mr. Postma also serves as the Chief Executive Officer of and holds a minority ownership interest in a construction company. The Company purchased certain installation and construction services totaling $0.002 in 2010, $0.03 in 2009 and $0.13 in 2008 from such construction firm. The Company had no purchases from such construction firm for each of the three months ended March 31, 2012 and 2011. All activities between the Company and these entities were conducted as independent arms length transactions consistent with similar terms and circumstances with any other customers or vendors. All accounts between the two parties are settled in accordance with invoice terms.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

NOTE 11: SEGMENT REPORTING

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (now known as FASB ASC 280-10), defines operating segments as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources. The Company operates its business as one operating segment.

Geographic Information

Below is the Company’s revenue based on the location of its entity providing service. Long-lived assets are based on the physical location of the assets. The following table presents revenue and long-lived asset information for geographic areas:

	Three Months Ended March 31,
	2012	2011
Revenue
United States	$115.5	$104.1
United Kingdom and Others	15.5	11.9
Eliminations	(3.3)	(1.6)

Consolidated Worldwide	$127.7	$114.4

	As of
	March 31, 2012	December 31, 2011
Long-lived assets
United States	$580.9	$561.7
United Kingdom and Others	54.7	49.8

Consolidated Worldwide	$635.6	$611.5

NOTE 12: OTHER INCOME (EXPENSE), NET

Other income (expense), net consists of the following:

	Three Months Ended March 31,
	2012	2011
Settlement of interest rate swap agreements and write-off of unamortized debt acquisition costs associated with the repayment of the Secured Credit Facility	$—	$(1.6)
Gain (loss) on foreign currency	0.8	0.8
Other	—	0.1

Total	$0.8	$(0.7)

NOTE 13: COMMITMENTS AND CONTINGENCIES

Appointment of Chief Operating Officer

On January 25, 2011, the Board of Directors of the Company appointed Rajiv Datta, its Senior Vice President and Chief Technology Officer, as the Company’s Chief Operating Officer. In connection with this

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appointment, the Company’s Board of Directors approved the increase in Mr. Datta’s annual base salary from $0.3 to $0.4 and made a special grant to Mr. Datta of 15,000 restricted stock units, all of which vested and were delivered on November 16, 2011.

Employment Contracts

The Company maintains employment agreements with its key executives. The agreements include, among other things, certain change in control and severance provisions.

In September 2008, the Company entered into new employment agreements with each of William G. LaPerch, Chief Executive Officer and President; Mr. Datta; John Jacquay, Senior Vice President, Sales and Marketing and Robert Sokota, Senior Vice President and General Counsel (collectively with Mr. Joseph P. Ciavarella described below, the “Named Executive Officers”). Each of the contracts provides for a base rate of compensation, which may increase (but cannot decrease) during the term of the contract. Additionally, each contract provides for incentive cash bonus targets for each of the Named Executive Officers. Each of the Named Executive Officers will generally be entitled to the same benefits offered to the Company’s other executives. Each of the employment contracts provides for the payment of severance and the provision of certain other benefits in connection with certain termination events. The employment contracts also include confidentiality, non-compete and assignment of intellectual property covenants by each of the Named Executive Officers.

In October 2008, the Company entered into an employment agreement with Mr. Joseph P. Ciavarella under which Mr. Ciavarella agreed to become the Company’s Senior Vice President and Chief Financial Officer. The employment agreement is on substantially the same general terms as the September 2008 employment agreements described above.

The employment agreements were amended effective as of January 25, 2011. These amendments (a) extend the term of each Named Executive Officer’s employment agreement from November 16, 2011 through December 31, 2011, subject to automatic extensions for additional one-year periods unless cancelled by any of the Named Executive Officers or the Company in writing at least 120 days prior to the end of the applicable term, and (b) clarify that if the Named Executive Officer is employed by the Company on December 31 of the calendar year in which a bonus is being earned, the Named Executive Officer would be entitled to receive any bonus payable for that year. Mr. Datta’s employment agreement was also amended to reflect his new title and base salary. The employment agreements with each of Messrs. Ciavarella, Jacquay and Sokota were also amended to clarify that if so determined in the discretion of the Company’s Chief Executive Officer, such officer would report to the Company’s Chief Operating Officer. As of September 4, 2011, the employment agreements with each of Messrs. LaPerch, Datta, Ciavarella and Sokota automatically renewed for one year terms until December 31, 2012.

On April 27, 2011, the Company and John Jacquay, the Company’s Senior Vice President for Sales and Marketing, agreed that Mr. Jacquay would resign from his position as Senior Vice President of Sales and Marketing as of July 15, 2011. Mr. Jacquay continued to be employed by the Company and provided services on other projects through December 31, 2011, the expiration date of his employment agreement with the Company (the “Contract Expiration Date”), at which time he separated from the Company. In connection with his separation from the Company on the Contract Expiration Date, Mr. Jacquay forfeited any unvested stock units held by him as of that date. The Company and Mr. Jacquay also agreed that his bonus target amount for 2011 would be $0.3.

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On July 25, 2011, the Company entered into an employment agreement with Mr. Nicholas Ridolfi under which Mr. Ridolfi agreed to become the Company’s Senior Vice President for Sales. The employment agreement provides for an annual base salary of $0.25, a target bonus of $0.1 for 2011 and $0.25 for 2012, and a term extending to December 31, 2012. Mr. Ridolfi’s employment agreement provides for the payment of severance in connection with certain termination events and includes confidentiality, non-compete and assignment of intellectual property covenants.

Effective November 30, 2011, the Company and each of William G. LaPerch (Chief Executive Officer and President), Rajiv Datta (Chief Operating Officer), Joseph P. Ciavarella (Senior Vice President and Chief Financial Officer) and Robert Sokota (Senior Vice President and General Counsel) entered into amendments to their respective employment agreements providing for the extension of the termination date from December 31, 2012 to December 31, 2013. No other changes to these employment agreements were effected. Each of these employment agreements currently provides that its term shall be automatically extended, unless sooner terminated as provided therein, for successive additional one-year periods, unless at least 120 days prior to the end of the term, the Company or the respective executive has notified the other that the term will not be extended.

Internal Revenue Service

In September 2008, the Company was notified by the Internal Revenue Service (the “IRS”) that it was reclassifying certain individuals, classified by the Company as independent contractors, to employees and, accordingly, assessing certain payroll taxes and penalties totaling $0.3. The Company disputed this position citing relief provided by IRC Section 530 and IRC Section 3509. On January 13, 2009, the IRS made a settlement offer to the Company, which the Company executed on March 10, 2009 and the IRS countersigned on May 11, 2009. Under the terms of the settlement agreement, the Company agreed to pay $0.015 to the IRS to fully discharge any federal employment tax liability it may have owed for 2005. The IRS agreed not to dispute the classification of “such workers” for federal employment tax purposes for any period from January 1, 2005 to March 31, 2009. Beginning April 1, 2009, the Company agreed to treat “Consultants,” as described in the settlement agreement, who perform equivalent duties as employees of the Company as employees. Finally, the Company agreed to extend the statute of limitations with respect to federal employment tax payments for the period covered by the settlement agreement (January 1, 2005 to March 31, 2009) to April 1, 2012.

New York City Franchise Agreement

As a result of certain ongoing litigation with a third party, for several years, the Department of Information Technology and Telecommunications of the City of New York (“DOITT”) suspended any discussions regarding renewals of telecommunications franchises in the City of New York. As a result, it is the Company’s understanding that DOITT has not renewed any recently expired franchise agreement, including the Company’s franchise agreement which expired on December 20, 2008. Prior to the expiration of the Company’s franchise agreement, the Company sought out and received written confirmation from DOITT that the Company’s franchise agreement provides a basis for the Company to continue to operate in the City of New York pending conclusion of renewal discussions. The Company believes that a number of other operators in the City of New York are operating on a similar basis.

DOITT recently issued a solicitation for bids for franchises authorizing the installation of landline facilities in the City of New York’s right-of-way for the provision of information services and telecommunication services. Based on the Company’s review of the solicitation and its discussion with officials for DOITT, the Company understands that franchises to be issued in connection with the solicitation will replace the existing

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broadband franchise for services providers in the City of New York. The fees for providers proposed in the solicitation are substantially higher than the franchise fees paid by the Company. The Company plans to submit an application for a franchise under such solicitation.

Capital Investments and Network Expansion

The Company, from time to time, commits capital for, among other things, (i) customer capital (to connect customers to the network); (ii) expansion and improvement of infrastructure; and (iii) equipment. The Company also commits capital for investments in selected markets. In 2010, the Company incurred expenses to open up Denver as a market and expand into Paris, Amsterdam and Frankfurt in Europe. Additionally, the Company connected Miami to its long haul network and received a favorable ruling from the Canadian authorities regarding its ability to lease and light fiber for its operations in Toronto. The Company intends to open Toronto as a market in 2012. The Company may increase its presence in these markets or the Company may develop other markets in the U.S. or internationally. The Company believes it has the liquidity and capacity to execute such plans.

Environmental Protection Agency Obligations

The Company recently became aware of certain reports that the Environmental Protection Agency (the “EPA”) requires the Company to file. The reports relate to the storage of sulfuric acid, fuel and lead by the Company. The rules governing the EPA reporting provide for penalties for failure to timely file these reports. The rules include provisions that allow companies to voluntarily disclose the failure to file and potentially mitigate penalties otherwise due. The Company has disclosed to the EPA its failure to file in the past and has subsequently made the required filings. The Company believes that under these rules, it can mitigate substantially all of the penalties. Accordingly, the consolidated financial statements included herein do not include an accrual for such penalties as of and for the period ended March 31, 2012.

NOTE 14: MERGER AGREEMENT WITH ZAYO GROUP, LLC

On March 18, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zayo Group, LLC, a Delaware limited liability company (“Parent”), and Voila Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Merger Agreement was unanimously approved by the Company’s Board of Directors.

At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time (other than shares (i) held in the Company’s treasury or held by any wholly-owned subsidiary of the Company, (ii) owned by Parent, Merger Sub or any wholly-owned subsidiary of Parent, or (iii) owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $84.00 in cash (the “Per Share Amount”), without interest, on the terms and subject to the conditions set forth in the Merger Agreement.

At the effective time of the Merger, (i) each outstanding option to purchase Common Stock, whether vested or unvested, will be converted into cash equal to the amount (if any) by which the Per Share Amount exceeds the exercise price payable under that option, (ii) each outstanding restricted stock unit issued by the Company, whether vested or unvested, will be converted into cash equal to the number of shares of the Common Stock subject to that restricted stock unit multiplied by the Per Share Amount, and (iii) if the closing of the Merger occurs prior to the end of the offering period underway under the Stock Purchase Plan, each participant in that

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offering will be paid an amount equal to the product of (x) the amount, if any, by which the Per Share Amount exceeds the applicable exercise price and (y) the number of shares of the Common Stock the participant could purchase with his or her accumulated payroll deductions as of the business day immediately prior to the closing of the Merger at the applicable exercise price.

Consummation of the Merger is subject to customary conditions, including without limitation (i) the approval by the holders of a majority of the outstanding shares of the Common Stock entitled to vote on the Merger, (ii) the expiration or early termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which condition has been satisfied, (iii) the receipt of all required approvals or clearances from applicable governmental entities, or the applicable waiting period thereunder having been terminated or expired and (iv) the absence of any injunction or law prohibiting the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including without limitation (x) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and (y) the other party’s compliance in all material respects with its covenants and agreements contained in the Merger Agreement. In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to the absence of any event, change, circumstance, occurrence, effect or state of facts having occurred, since March 18, 2012 to the effective time of the Merger, that has had and continues to have, or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole.

Parent and Merger Sub have obtained equity and debt financing commitments for the transaction contemplated by the Merger Agreement, the proceeds of which will be used by Parent to pay the aggregate Per Share Amount and all other amounts, fees and expenses to be due in connection with the transactions contemplated by the Merger Agreement.

The Company filed its definitive proxy statement with the SEC on May 3, 2012, for a special meeting of stockholders to be held on June 5, 2012 at which the stockholders will vote upon a proposal to adopt the Merger Agreement and certain related proposals.

Prior to approving the transactions contemplated by the Merger Agreement, the Company’s Board of Directors received fairness opinions from its financial advisors. In connection with these fairness opinions, the Company recorded $3.5, which was included in “Prepaid costs and other current assets” in the Company’s consolidated balance sheet at March 31, 2012, and which will be recognized in the Company’s consolidated statement of operations at the consummation of a transaction.